Mercantile Bank Corporation Reports Improved Third Quarter 2011 Results

Plans to Bring Preferred Stock Dividends and Trust Preferred Securities Distributions Current

GRAND RAPIDS, Mich., Oct. 18, 2011 — Mercantile Bank Corporation (NASDAQ: MBWM) (“Mercantile”) reported net income attributable to common shares of $2.7 million, or $0.30 per diluted share, for the third quarter of 2011, compared with a net loss attributable to common shares of $5.7 million, or ($0.67) per diluted share, for the prior-year period. The third quarter was highlighted by:

•	Significantly improved profitability

•	Strengthened capital ratios

•	Additional improvement in asset quality; continued decline in nonperforming assets, down 38 percent from year–ago period

•	Provision for loan losses down $9.3 million or 89 percent from the previous year’s third quarter

•	Level of loans in the 30- to 89-days delinquent category remains at virtually zero

•	Continued improvement of core operating earnings

“In the third quarter, we continued to guide our transformation as a company, with further reductions in nonperforming assets while driving improvements in our capital ratios,” said Michael Price, Chairman and CEO of Mercantile. “As a revitalized bank, we are building on the momentum we’ve generated over the last two years by offering our customers innovative new products and focusing on profitable lines of business, while maintaining a conservative approach to risk management and limiting controllable expenses.”

Operating Results

Total revenue, which consists of net interest income and noninterest income, was $14.1 million during the 2011 third quarter, down $2.1 million or 13.1 percent from the $16.2 million generated during the third quarter of 2010, primarily reflecting a reduction in average earning assets. Net interest income was $12.3 million, down $1.6 million or 11.8 percent from the $13.9 million earned in the prior-year third quarter. The decrease in net interest income resulted from a 15.8 percent decline in average earning assets, which was partially offset by a 17 basis point increase in the net interest margin. The reduction in average earning assets was the result of a shift of assets out of the loan portfolio as part of management’s strategic initiative to reduce the Bank’s commercial real estate exposure.

Noninterest income for the 2011 third quarter was $1.8 million, down $0.5 million or 21.2 percent from the comparable prior-year period. The decrease in noninterest income primarily reflects lower rental income from fewer foreclosed properties and a decline in mortgage banking activity.

Mercantile made further progress in reducing the provision for loan losses during the quarter as a result of a significant decline in total nonperforming loans, a slowdown in loan-rating downgrades, and an increase in loan-rating upgrades as the quality of the loan portfolio continues to improve. The provision for loan losses was $1.1 million during the third quarter of 2011, compared to $10.4 million for the year-ago quarter. Additionally, despite the significant reduction in nonperforming loans, the Company maintained its allowance for loan losses at 3.60 percent of total loans as of September 30, 2011, compared to 3.59 percent as of December 31, 2010, and 3.30 percent as of September 30, 2010.

Over the past several years, the Company has made significant reductions in controllable costs and is now reporting progress in reducing costs associated with nonperforming assets, as well as FDIC insurance expense. Noninterest expense for the 2011 third quarter was $10.0 million, down $1.9 million from the year-ago quarter. Costs associated with the administration and resolution of problem assets, including legal expenses, property tax payments, appraisal costs and write-downs on foreclosed properties, totaled $1.6 million during the third quarter of 2011, down $1.3 million or 45.1 percent from the year-ago quarter. FDIC insurance premiums were $0.6 million in the third quarter of 2011, down from $1.1 million in the third quarter of 2010, resulting from a decreased assessment rate.

“As we shift our focus from capital preservation to growth, we are seeing improvements in net interest margin which, combined with tight cost control, has enabled us to post continuous improvements in earnings,” Price added. “This encouraging momentum has now enabled us to take another positive step forward with the planned payment of dividends on preferred stock and distributions on trust preferred securities.”

Balance Sheet

While the Company continues to reduce its exposure to loans secured by commercial real estate, commercial/industrial activity has yet to rebound sufficiently to offset these efforts, resulting in a lower level of total assets. As of September 30, 2011, total assets were $1.48 billion, down $154 million or 9.5 percent from December 31, 2010; total loans declined $169 million or 13.4 percent to $1.09 billion over the same time period. Compared to September 30, 2010, total assets declined $335 million or 18.5 percent, with total loans declining $235 million or 17.7 percent.

Real estate loans comprise a majority of Mercantile’s loan portfolio. At September 30, 2011, real estate loans, excluding residential mortgage loans representing permanent financing of owner-occupied dwellings and home equity lines of credit, were $742 million or approximately 68 percent of total loans, representing a decline of $193 million or 20.7 percent from $935 million, or 70.4 percent of total loans, at September 30, 2010.

Non-owner-occupied commercial real estate (“CRE”) loans totaled $397 million as of September 30, 2011 (36.3 percent of total loans), a decline of $112 million over the past 12 months. Owner-occupied CRE loans were $270 million at the end of the third quarter of 2011, a decline of $29.1 million over the same period. Vacant land, land development and construction (“C&D”) loans, including both residential and commercial projects, totaled $75.0 million at September 30, 2011, down $51.8 million from a year ago. The commercial and industrial (“C&I”) segment of the loan portfolio was $270 million at September 30, 2011, a decline of approximately $29.1 million over the past 12 months, which reflected the continued sluggishness in business activity and a corresponding reduction in accounts receivable and inventory financings, as well as fewer requests for new equipment financing.

LOANS SECURED BY REAL ESTATE

($000s)	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Residential-Related:
Vacant Land	$13,264	$13,484	$16,321	$17,201	$18,013
Land Development	17,441	18,134	27,171	28,147	29,735
Construction	4,647	4,706	4,906	5,621	5,854

	35,352	36,324	48,398	50,969	53,602

Comm’l Non-Owner Occupied:
Vacant Land	11,082	12,639	13,669	14,293	15,416
Land Development	14,541	16,348	16,492	17,807	18,221
Construction	11,061	10,709	10,046	31,827	39,620
Commercial Buildings	397,279	429,708	484,629	489,371	509,777

	433,963	469,404	524,836	553,298	583,034

Comm’l Owner Occupied:
Construction	2,986	1,517	1,404	672	0
Commercial Buildings	269,776	264,848	273,739	282,388	298,846

	272,762	266,365	275,143	283,060	298,846

Total	$742,077	$772,093	$848,377	$887,327	$935,482

In an effort to improve liquidity since December 2008, Mercantile has been focused on reducing wholesale funding and growing local deposits, especially interest-bearing checking and money market deposit accounts. As of September 30, 2011, total deposits were $1.19 billion, a decline of $88.5 million since year-end 2010 and a reduction of $414 million since year-end 2008. By comparison, local deposits increased $308 million over the past 33 months to $778 million, representing 65.6 percent of total deposits compared to 29.4 percent at December 31, 2008. Compared to a year ago, local deposits increased $24.1 million, or 3.2 percent. Approximately 79 percent, or $243 million, of local deposit growth since year-end 2008 occurred in the interest-bearing checking and money market deposit account categories, primarily reflecting new and innovative products, various deposit-gathering initiatives, enhanced advertising and branding campaigns, and transfers from maturing time deposit accounts.

Wholesale funds were $452 million, or 34.8 percent of total funds, as of September 30, 2011, compared to $1.41 billion, or 71.5 percent of total funds, as of December 31, 2008. Compared to a year ago, wholesale funding was reduced by $316 million or 41.1 percent. The $962 million decline in wholesale funding since the end of 2008 reflects both the shift toward local deposits, as well as a $763 million decline in total loans. This change has allowed Mercantile to reduce brokered deposits and Federal Home Loan Bank (“FHLB”) advances as they matured over the past 33 months, and to prepay certain FHLB advances during the fourth quarter of 2010 and second quarter of 2011.

Short-term investments, consisting of federal funds sold and interest-bearing bank deposits, averaged $103.8 million during the third quarter of 2011. In addition to its short-term investments, at the end of the third quarter Mercantile had approximately $135 million of borrowing capacity through various established lines of credit to meet potential funding needs, as well as approximately $29.0 million of U.S. Government securities available to sell.

Asset Quality

Nonperforming assets (“NPAs”) at September 30, 2011 were $56.8 million, or 3.8 percent of total assets, compared to $86.1 million as of December 31, 2010, and $92.4 million as of September 30, 2010 (5.3 percent and 5.1 percent of total assets, respectively). This represents a decline of $29.3 million or 34.0 percent from the end of 2010 and a decline of $35.6 million or 38.5 percent from the year-ago quarter-end.

Robert B. Kaminski Jr., Mercantile’s Executive Vice President and Chief Operating Officer, added: “We continue making significant progress in improving overall asset quality as illustrated by the steady decline of our nonperforming assets and our 30-to 89-day delinquent loans remaining virtually at zero. As we work through the ongoing economic challenges, we remain diligent in enhancing our credit administration and resolving our problem assets, while pursuing a consistent approach to controlling costs.

“We are working toward the continued growth of local deposits by marketing innovative new products with compelling values to consumers. These ongoing efforts highlight Mercantile’s relationship-based focus as we balance our funding needs with the desire to support our customers on the lending side with an appropriate, prudent approach. We continue to focus on the lessons learned over the past several years and maintain our standard of vigilance, even as we work to drive growth in our markets.”

Nonperforming loans (“NPLs”) totaled $39.5 million as of September 30, 2011, down $3.9 million and $31.0 million, respectively, from the sequential quarter-end and year-ago quarter-end, while foreclosed real estate and repossessed assets declined $1.2 million and $4.6 million from the respective period ends. CRE loans represent 63.2 percent of NPLs, or $25.0 million. Investor-owned nonperforming CRE loans account for $16.4 million of total CRE nonperforming loans (4.1 percent of $397 million investor-owned CRE loans), while owner-occupied CRE loans account for $8.6 million (3.2 percent of $270 million owner-occupied CRE loans).

Progress has been achieved this past year toward resolution of nonperforming C&D loans, including both residential and commercial projects. C&D loans currently total $75.0 million, of which $3.2 million, or 4.3 percent, were nonperforming at September 30, 2011. This represents a marked improvement since September 30, 2010, when $16.4 million, or 12.9 percent, of the $127 million C&D loan portfolio was nonperforming. Nonperforming C&I loans were $3.9 million as of September 30, 2011, a decline of $2.5 million since the year-ago quarter-end. Owner-occupied and rental residential NPLs were $7.4 million as of September 30, 2011, up $0.5 million since the year-ago quarter-end.

NONPERFORMING ASSETS

($000s)	9/30/11	6/30/11	3/31/11	12/31/10	9/30/10
Residential Real Estate:
Land Development	$8,139	$8,531	$14,252	$14,547	$16,746
Construction	1,418	2,089	2,268	2,333	2,924
Owner Occupied / Rental	7,737	8,996	8,893	9,454	7,251

	17,294	19,616	25,413	26,334	26,921

Commercial Real Estate:
Land Development	1,885	2,223	2,422	2,454	2,277
Construction	0	0	0	0	0
Owner Occupied	11,287	10,749	13,389	14,740	15,083
Non-Owner Occupied	22,435	25,526	30,086	34,209	41,725

	35,607	38,498	45,897	51,403	59,085

Non-Real Estate:
Commercial Assets	3,897	3,777	4,728	8,221	6,386
Consumer Assets	29	4	51	161	5

	3,926	3,781	4,779	8,382	6,391

Total	$56,827	$61,895	$76,089	$86,119	$92,397

During the third quarter of 2011, Mercantile added $3.7 million of NPAs to its problem asset portfolio and successfully disposed of $7.7 million through a combination of asset sales and principal pay-downs. Loan charge-offs were $0.5 million and foreclosed asset valuation write-downs were $0.6 million. In total, NPAs decreased by a net $5.1 million during the third quarter of 2011.

Improvement in asset quality is even more apparent on a year-over-year basis. During the 12-month period ended September 30, 2011, Mercantile added $27.7 million of problem assets to its NPA portfolio, successfully disposed of $44.3 million, and charged-off or wrote-down an additional $19.0 million. In total, NPAs declined by a net $35.6 million since the year-ago quarter-end. By comparison, Mercantile added $69.4 million of NPAs, successfully disposed of $47.8 million, and charged-off or wrote-down an additional $40.0 million during the 12-month period ended September 30, 2010. In total, NPAs decreased a net $18.4 million from September 30, 2009 to September 30, 2010.

NONPERFORMING ASSETS RECONCILIATION

($000s)	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010

Beginning balance	$61,895	$76,089	$86,119	$92,397	$110,533
Additions	3,740	6,478	3,848	13,602	10,905
Returns to performing status	0	0	(766)	(1,019)	(7,938)
Principal payments	(5,058)	(12,067)	(5,555)	(7,217)	(5,422)
Sale proceeds	(2,670)	(2,547)	(2,085)	(5,282)	(1,209)
Loan charge-offs	(476)	(5,393)	(4,800)	(4,650)	(12,829)
Valuation write-downs	(604)	(665)	(672)	(1,712)	(1,643)

Total	$56,827	$61,895	$76,089	$86,119	$92,397

Net loan charge-offs were $0.5 million during the third quarter of 2011, or an annualized 0.2 percent of average loans, compared with $5.1 million (1.7 percent annualized) and $14.3 million (4.1 percent annualized) for the linked and prior-year quarters, respectively.

NET LOAN CHARGE-OFFS (RECOVERIES)

($000s)	3Q 2011	2Q 2011	1Q 2011	4Q 2010	3Q 2010
Residential Real Estate:
Land Development	$135	$2,496	$(2)	$312	$2,115
Construction	(11)	(9)	0	173	93
Owner Occupied / Rental	(187)	1,819	1,208	120	1,212

	(63)	4,306	1,206	605	3,420

Commercial Real Estate:
Land Development	47	(62)	(73)	219	360
Construction	0	0	0	0	0
Owner Occupied	(18)	755	1,436	976	2,159
Non-Owner Occupied	639	445	(40)	2,642	6,805

	668	1,138	1,323	3,837	9,324

Non-Real Estate:
Commercial Assets	(162)	(336)	2,794	819	1,517
Consumer Assets	26	(9)	126	47	1

	(136)	(345)	2,920	866	1,518

Total	$469	$5,099	$5,449	$5,308	$14,262

Capital Position

Shareholders’ equity, totaling $137 million as of September 30, 2011, increased $10.8 million from year-end 2010, and regulatory capital ratios continue to improve. The Bank remains “well-capitalized” with a total risk-based capital ratio of 14.5 percent as of September 30, 2011, compared to 12.0 percent at September 30, 2010. At September 30, 2011, the Bank had approximately $55.5 million in excess of the 10.0 percent minimum regulatory threshold required to be considered a “well-capitalized” institution. Mercantile reported 8,605,053 total shares outstanding at the end of the 2011 third quarter.

Preferred Stock Dividends and Trust Preferred Securities Distributions

On July 9, 2010, Mercantile filed a Form 8-K with the SEC reporting that it had exercised its right to defer quarterly interest payments on its Series A and Series B Floating Rate Junior Subordinated Notes due 2034, beginning with the quarterly interest payment scheduled to be made on July 18, 2010. The principal amount of the subordinated notes aggregate $32,990,000 and are held by Mercantile’s subsidiary, Mercantile Bank Capital Trust I, in connection with the trust’s issuance of trust preferred securities in 2004. The same Form 8-K reported that Mercantile was suspending the payment of dividends on its 21,000 outstanding shares of Fixed Rate Cumulative Perpetual Preferred Stock, Series A, beginning with the dividend that would have been paid on August 15, 2010. The preferred stock was initially issued to the United States Treasury in 2009 pursuant to the Treasury’s Capital Purchase Program.

At the meeting of Mercantile’s Board of Directors on October 13, 2011, the Board determined that Mercantile will bring all of the accrued and unpaid interest current on the subordinated notes as of today, and Mercantile has so advised the trust. The amount being paid to the trust today is approximately $1.28 million. The trust will use most of this amount to bring current the deferred distributions on the trust’s preferred securities. At the same meeting, Mercantile’s Board of Directors determined that promptly following the payment of the accrued and unpaid interest on the subordinated notes, it intends to declare for payment on October 19, 2011, a cash dividend on the preferred stock that would bring current all accrued and unpaid dividends on the preferred stock through October 18, 2011. The amount required to bring the unpaid dividends current is approximately $1.36 million. Mercantile has been accruing quarterly for unpaid interest under the subordinated notes and undeclared dividends under the preferred stock, so payments for these amounts will only be reflected in the consolidated statement of operations in the fourth quarter to the extent not attributable to prior quarters.

Mr. Price concluded: “We are pleased with the progress we have made over the last several years. The successful execution of our strategic initiatives enabled us to weather this economic storm. Our improved asset quality and strengthened capital position have put us in a position to focus on the next phase of our plan, which begins with bringing our preferred stock and trust preferred securities payments current, all while remaining focused on growing our business for continued profitability.”

About Mercantile Bank Corporation

Based in Grand Rapids, Michigan, Mercantile Bank Corporation is the bank holding company for Mercantile Bank of Michigan. Founded in 1997 to provide banking services to businesses, individuals and governmental units, the Bank differentiates itself on the basis of service quality and the expertise of its banking staff. Mercantile has seven full-service banking offices in Grand Rapids, Holland and Lansing, Michigan. Mercantile Bank Corporation’s common stock is listed on the NASDAQ Global Select Market under the symbol “MBWM.”

Forward-Looking Statements

This news release contains comments or information that constitute forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that are based on current expectations that involve a number of risks and uncertainties. Actual results may differ materially from the results expressed in forward-looking statements. Factors that might cause such a difference include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and nontraditional competitors; changes in banking regulation or actions by bank regulators; changes in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies; trends in customer behavior as well as their ability to repay loans; changes in local real estate values; changes in the national and local economies; and other factors, including risk factors, disclosed from time to time in filings made by Mercantile with the Securities and Exchange Commission. Mercantile undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

FOR FURTHER INFORMATION:

AT MERCANTILE BANK CORPORATION:

Michael Price	Charles Christmas
Chairman & CEO	Chief Financial Officer
616-726-1600	616-726-1202
mprice@mercbank.com	cchristmas@mercbank.com

Mercantile Bank Corporation

Third Quarter 2011 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED BALANCE SHEETS

	SEPTEMBER 30,	DECEMBER 31,	SEPTEMBER 30,
	2011	2010	2010
	(Unaudited)	(Audited)	(Unaudited)
ASSETS
Cash and due from banks	$18,890,000	$6,674,000	$15,854,000
Interest-bearing deposit balances	9,630,000	9,600,000	9,474,000
Federal funds sold	97,183,000	47,924,000	146,668,000

Total cash and cash equivalents	125,703,000	64,198,000	171,996,000

Securities available for sale	173,134,000	220,830,000	214,343,000
Federal Home Loan Bank stock	11,961,000	14,345,000	15,681,000

Loans	1,094,037,000	1,262,630,000	1,329,156,000
Allowance for loan losses	(39,351,000)	(45,368,000)	(43,876,000)

Loans, net	1,054,686,000	1,217,262,000	1,285,280,000

Premises and equipment, net	26,865,000	27,873,000	28,251,000
Bank owned life insurance	48,083,000	46,743,000	46,335,000
Accrued interest receivable	4,887,000	5,942,000	6,143,000
Other real estate owned and repossessed assets	17,287,000	16,675,000	21,896,000
Other assets	15,379,000	18,553,000	23,458,000

Total assets	$1,477,985,000	$1,632,421,000	$1,813,383,000

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$144,022,000	$112,944,000	$111,338,000
Interest-bearing	1,041,311,000	1,160,888,000	1,240,526,000

Total deposits	1,185,333,000	1,273,832,000	1,351,864,000

Securities sold under agreements to repurchase	69,340,000	116,979,000	116,241,000
Federal Home Loan Bank advances	45,000,000	65,000,000	160,000,000
Subordinated debentures	32,990,000	32,990,000	32,990,000
Other borrowed money	1,714,000	11,804,000	11,831,000
Accrued interest and other liabilities	6,875,000	5,880,000	5,723,000

Total liabilities	1,341,252,000	1,506,485,000	1,678,649,000

SHAREHOLDERS’ EQUITY
Preferred stock, net of discount	20,266,000	20,077,000	20,016,000
Common stock	173,972,000	173,815,000	173,906,000
Retained earnings (deficit)	(62,630,000)	(68,781,000)	(63,500,000)
Accumulated other comprehensive income (loss)	5,125,000	825,000	4,312,000

Total shareholders’ equity	136,733,000	125,936,000	134,734,000

Total liabilities and shareholders’ equity	$1,477,985,000	$1,632,421,000	$1,813,383,000

Mercantile Bank Corporation

Third Quarter 2011 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED REPORTS OF OPERATIONS

	THREE MONTHS ENDED	THREE MONTHS ENDED	NINE MONTHS ENDED	NINE MONTHS ENDED
	September 30, 2011	September 30, 2010	September 30, 2011	September 30, 2010
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Interest income
Loans, including fees	$14,951,000	$19,284,000	$47,854,000	$59,755,000
Investment securities	2,027,000	2,398,000	6,653,000	7,725,000
Federal funds sold	60,000	41,000	138,000	110,000
Interest-bearing deposit balances	6,000	11,000	18,000	29,000

Total interest income	17,044,000	21,734,000	54,663,000	67,619,000

Interest expense
Deposits	4,040,000	5,636,000	13,007,000	18,125,000
Short-term borrowings	73,000	394,000	350,000	1,091,000
Federal Home Loan Bank advances	410,000	1,441,000	1,622,000	4,713,000
Other borrowed money	226,000	328,000	782,000	1,029,000

Total interest expense	4,749,000	7,799,000	15,761,000	24,958,000

Net interest income	12,295,000	13,935,000	38,902,000	42,661,000

Provision for loan losses	1,100,000	10,400,000	5,000,000	25,000,000

Net interest income after provision for loan losses	11,195,000	3,535,000	33,902,000	17,661,000

Noninterest income
Service charges on accounts	405,000	452,000	1,228,000	1,365,000
Gain on sale of commercial loans	0	99,000	0	324,000
Net gain on sale of investment securities	0	0	0	476,000
Other income	1,399,000	1,738,000	4,031,000	4,775,000

Total noninterest income	1,804,000	2,289,000	5,259,000	6,940,000

Noninterest expense
Salaries and benefits	4,636,000	4,649,000	13,371,000	13,874,000
Occupancy	707,000	696,000	2,116,000	2,169,000
Furniture and equipment	305,000	358,000	912,000	1,163,000
Nonperforming asset costs	1,589,000	2,895,000	6,637,000	7,859,000
FDIC insurance costs	639,000	1,097,000	2,274,000	3,450,000
Other expense	2,099,000	2,204,000	6,689,000	6,459,000

Total noninterest expense	9,975,000	11,899,000	31,999,000	34,974,000

Income (loss) before federal income tax expense (benefit)	3,024,000	(6,075,000)	7,162,000	(10,373,000)

Federal income tax expense (benefit)	0	(718,000)	0	(2,010,000)

Net income (loss)	3,024,000	(5,357,000)	7,162,000	(8,363,000)

Preferred stock dividends and accretion	342,000	325,000	1,011,000	966,000

Net income (loss) attributable to common shares	$2,682,000	$(5,682,000)	$6,151,000	$(9,329,000)

Basic earnings (loss) per share	$0.31	($0.67)	$0.72	($1.10)
Diluted earnings (loss) per share	$0.30	($0.67)	$0.69	($1.10)

Average basic shares outstanding	8,604,263	8,507,174	8,602,654	8,504,664
Average diluted shares outstanding	8,868,122	8,507,174	8,875,025	8,504,664

Mercantile Bank Corporation

Third Quarter 2011 Results

MERCANTILE BANK CORPORATION

CONSOLIDATED FINANCIAL HIGHLIGHTS

(Unaudited)

	Quarterly					Year-To-Date
	2011	2011	2011	2010	2010
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2011	2010

EARNINGS
Net interest income	$12,295	13,158	13,449	13,687	13,935	38,902	42,661
Provision for loan losses	$1,100	1,700	2,200	6,800	10,400	5,000	25,000
Noninterest income	$1,804	1,703	1,752	2,304	2,289	5,259	6,940
Noninterest expense	$9,975	10,443	11,581	12,181	11,899	31,999	34,974
Net income (loss) before federal income tax expense (benefit)	$3,024	2,718	1,420	(2,990)	(6,075)	7,162	(10,373)
Net income (loss)	$3,024	2,718	1,420	(4,953)	(5,357)	7,162	(8,363)
Net income (loss) common shares	$2,682	2,381	1,088	(5,282)	(5,682)	6,151	(9,329)
Basic earnings (loss) per share	$0.31	0.28	0.13	(0.62)	(0.67)	0.72	(1.10)
Diluted earnings (loss) per share	$0.30	0.27	0.12	(0.62)	(0.67)	0.69	(1.10)
Average basic shares outstanding	8,604,263	8,604,476	8,599,166	8,516,202	8,507,174	8,602,654	8,504,664
Average diluted shares outstanding	8,868,122	8,872,692	8,884,675	8,516,202	8,507,174	8,875,025	8,504,664

PERFORMANCE RATIOS
Return on average assets	0.71%	0.61%	0.28%	(1.21%)	(1.27%)	0.53%	(0.67%)
Return on average common equity	7.89%	7.39%	3.49%	(15.83%)	(16.14%)	6.32%	(8.95%)
Net interest margin (fully tax-equivalent)	3.50%	3.61%	3.64%	3.36%	3.33%	3.58%	3.29%
Efficiency ratio	70.75%	70.27%	76.19%	76.17%	73.34%	72.46%	70.51%
Full-time equivalent employees	237	235	241	242	250	237	250

CAPITAL
Period-ending equity to assets	9.25%	8.51%	8.04%	7.71%	7.43%	9.25%	7.43%
Tier 1 leverage capital ratio	10.87%	10.27%	9.88%	9.09%	9.15%	10.87%	9.15%
Tier 1 risk-based capital ratio	13.24%	12.58%	11.70%	11.17%	10.77%	13.24%	10.77%
Total risk-based capital ratio	14.51%	13.85%	12.98%	12.45%	12.04%	14.51%	12.04%
Book value per common share	$13.45	12.77	12.30	12.20	13.23	13.45	13.23
Cash dividend per common share	$0.00	0.00	0.00	0.00	0.00	0.00	0.01

ASSET QUALITY
Gross loan charge-offs	$1,342	6,733	6,031	5,892	14,499	14,106	31,236
Net loan charge-offs	$469	5,099	5,449	5,308	14,262	11,017	29,002
Net loan charge-offs to average loans	0.17%	1.73%	1.79%	1.63%	4.11%	1.25%	2.67%
Allowance for loan losses	$39,351	38,720	42,118	45,368	43,876	39,351	43,876
Allowance for loan losses to total loans	3.60%	3.45%	3.49%	3.59%	3.30%	3.60%	3.30%
Nonperforming loans	$39,540	43,422	60,205	69,444	70,501	39,540	70,501
Other real estate and repossessed assets	$17,287	18,473	15,884	16,675	21,896	17,287	21,896
Nonperforming assets to total assets	3.84%	4.02%	4.83%	5.28%	5.10%	3.84%	5.10%

END OF PERIOD BALANCES
Loans	$1,094,037	1,122,999	1,206,886	1,262,630	1,329,156	1,094,037	1,329,156
Total earning assets (before allowance)	$1,385,945	1,447,756	1,494,163	1,555,329	1,715,322	1,385,945	1,715,322
Total assets	$1,477,985	1,537,874	1,576,935	1,632,421	1,813,383	1,477,985	1,813,383
Deposits	$1,185,333	1,247,932	1,253,644	1,273,832	1,351,864	1,185,333	1,351,864
Shareholders’ equity	$136,733	130,917	126,814	125,936	134,734	136,733	134,734

AVERAGE BALANCES
Loans	$1,111,184	1,179,786	1,233,037	1,292,289	1,378,248	1,174,223	1,453,084
Total earning assets (before allowance)	$1,414,722	1,483,409	1,519,304	1,636,471	1,680,362	1,472,095	1,757,668
Total assets	$1,504,640	1,566,708	1,602,882	1,728,375	1,774,671	1,557,717	1,852,114
Deposits	$1,211,863	1,251,818	1,261,590	1,339,149	1,313,902	1,241,575	1,378,693
Shareholders’ equity	$134,862	129,242	126,412	132,409	139,629	130,203	139,341